Exhibit (a)(5)(H)
EXCHANGE OFFER QUESTIONS & ANSWERS:
PURPOSE: The Company issued a press release today announcing the launch of an Exchange Offer pursuant to which holders of shares of Revlon Class A common stock could, on a voluntary basis, elect to exchange their shares, on a one-for-one basis, for newly-issued shares of Revlon preferred stock. The information provided in these Q&As is designed to help employees understand certain relevant information regarding these transactions that the Company believes employees should know, not for the purpose of any evaluation or decision-making regarding the Exchange Offer, but rather in connection with carrying out their ordinary course duties in operating the Company’s business.
These Q&As are not designed or intended to provide employees with investment, tax or other advice relevant to any investment decision they may make in connection with determining whether and the extent to which they may participate in the Exchange Offer, nor are these Q&As a solicitation of employees with respect to participation in the Exchange Offer. The decision of any stockholder regarding whether or not to exchange his, her or its shares of Class A Common Stock is a personal investment decision based on that stockholder’s particular circumstances and must be made according to that stockholder’s evaluation of its own best interests after consideration of all of the information in the Offer to Exchange, including, without limitation, the information incorporated into the Offer to Exchange by reference. Each stockholder is also urged to consult with its own legal, financial and tax advisors regarding the Exchange Offer.
If employees have questions regarding their decision to participate in the Exchange Offer, they should refer to the disclosures in the Offer to Exchange which the Company has filed with the SEC. Employees who hold Class A common stock should consult their own attorneys, financial advisors or tax advisors as to legal, financial or tax advice with respect to their participation in the Exchange Offer.
KEY POINTS:
•	Revlon has announced an Exchange Offer pursuant to which holders of shares of Revlon Class A common stock could, on a voluntary basis, elect to exchange their shares, on a one-for-one basis, for newly-issued shares of Revlon preferred stock and certain related transactions.
•	The principal reason for the Exchange Offer, and the related transactions, if completed, is to extend the maturity date of the Senior Subordinated Term Loan from MacAndrews & Forbes, which is currently due August 1, 2010, to four years after the closing of these transactions to give the Company additional time to refinance the Senior Subordinated Term Loan.
•	The Exchange Offer will change the Company’s equity and debt capital structure and is not a sale of the Company. Note that in connection with the proposal which Revlon publicly announced on April 20, 2009, MacAndrews & Forbes indicated that it had no present intention of disposing of its equity stake in Revlon.
•	We will continue to operate the Company in the ordinary course and to execute our established business strategy as we have done since late 2006. The Company’s organizational structure will not change as a result of the voluntary Exchange Offer.
•	Vested restricted shares of Class A common stock awarded under the Stock Plan are eligible to participate in the Exchange Offer. Unvested restricted shares will continue to vest in accordance with their terms and, when vested, shares of Class A common stock will be issued; during the four years following the completion of the Exchange Offer, Revlon will use its reasonable best efforts to maintain the listing of our Class A common
These Q&As are not designed or intended to provide employees with investment, tax or other advice relevant to any investment decision they may make in connection with the Exchange Offer—Employees who hold Class A common stock should consult their own attorneys, financial advisors or tax advisors as to legal, financial or tax advice with respect to their participation in the Exchange Offer and carefully review the Offer to Exchange documents.

stock on the NYSE; if our Class A common stock is de-listed from the NYSE, Revlon will use its reasonable best efforts to have our Class A common stock listed on another national securities exchange; and, in the event Revlon is unable using its reasonable best efforts to cause the Class A common stock to be listed on another national securities exchange after it is de-listed from the NYSE, Revlon will use its reasonable best efforts to cause a market to be made for the Class A common stock. Revlon will not seek to continue such listing or cause a market to be made if MacAndrews & Forbes holds 90% of Revlon’s Class A common stock as a result of the Exchange Offer and completes a short-form merger.
•	The Exchange Offer will be made available to the 401(k) Plan and plan participants will receive a Trustee Direction Form from Fidelity, the 401(k) Plan trustee. As required by applicable law, Fidelity, as the 401(k) Plan trustee, will disregard plan participant instructions if it determines that following them would result in a non-exempt prohibited transaction under the provisions of the Employee Retirement Income Security Act of 1974, as amended (including the laws, rules, regulations and interpretations thereunder, “ERISA”).
•	Completion of these transactions is subject to various conditions, including that at least a majority of the Class A common stock not beneficially owned by MacAndrews & Forbes and its affiliates be tendered by Revlon’s stockholders (other than MacAndrews & Forbes and its affiliates).

1.	QUESTION: What do the Exchange Offer and the related transactions consist of? ANSWER:
•	In the Exchange Offer, holders of shares of Revlon Class A common stock could, on a voluntary basis, elect to exchange their shares, on a one-for-one basis, for newly-issued shares of Revlon preferred stock.

•	Upon the successful completion of the Exchange Offer, the terms of the $107 million Senior Subordinated Term Loan between RCPC and MacAndrews & Forbes will be amended to extend the maturity date of the loan from its current due date of August 1, 2010 to four years after the completion of the Exchange Offer and change its interest rate from 11% to 12.75% per annum.

•	For each share of Class A common stock exchanged in the Exchange Offer, MacAndrews & Forbes will contribute to Revlon $3.71 of the aggregate outstanding principal amount of RCPC’s Senior Subordinated Term Loan currently owed to MacAndrews & Forbes, up to a maximum contribution of $75 million of the principal amount outstanding under the Senior Subordinated Term Loan.

•	Revlon will issue to MacAndrews & Forbes one share of Class A common stock for each share of Class A common stock tendered for exchange, and not withdrawn, in the Exchange Offer.

•	The Exchange Offer will expire at 5:00 p.m., New York City time, on September 10, 2009, unless terminated or extended by Revlon.

2.	QUESTION: What is the purpose of the Exchange Offer?
These Q&As are not designed or intended to provide employees with investment, tax or other advice relevant to any investment decision they may make in connection with the Exchange Offer—Employees who hold Class A common stock should consult their own attorneys, financial advisors or tax advisors as to legal, financial or tax advice with respect to their participation in the Exchange Offer and carefully review the Offer to Exchange documents.

ANSWER: According to the Offer to Exchange documents:
•	The purpose of the Exchange Offer is to allow Revlon’s stockholders the opportunity to exchange their shares of Class A common stock for newly-issued shares of Revlon preferred stock.

•	The principal reasons for the Exchange Offer are to extend the maturity date of the Senior Subordinated Term Loan from MacAndrews & Forbes to give the Company additional time to refinance such loan.

•	In addition, the Exchange Offer provides Revlon’s stockholders the opportunity to acquire a senior, dividend paying security that may have characteristics that are more aligned with their risk profile and investment strategy.

3.	QUESTION: How will the Exchange Offer change the way Revlon’s business is conducted or operated? ANSWER:
•	We will continue to operate the Company in the ordinary course and to execute our established business strategy as we have done since late 2006.

•	The Company’s organizational structure will not change as a result of the voluntary Exchange Offer.

4.	QUESTION: What are the principal differences between the proposal announced in Revlon’s press release on April 20, 2009 and the Exchange Offer? ANSWER:
•	The proposal which Revlon announced on April 20, 2009 would have, through a merger, converted all of the Revlon Class A common stock held by stockholders (other than MacAndrews & Forbes) into shares of preferred stock.

•	The Exchange Offer is voluntary, such that holders of Revlon Class A common stock have the choice whether to exchange their shares of Revlon Class A common stock, on a one-for-one basis, for shares of Revlon preferred stock.

•	Completion of the Exchange Offer and the related transactions is subject to various conditions, including that at least a majority of the Class A common stock not beneficially owned by MacAndrews & Forbes and its affiliates be tendered by Revlon’s stockholders (other than MacAndrews & Forbes and its affiliates).

•	Also, the terms of the preferred stock that would be issued in the Exchange Offer have changed compared to the proposal which Revlon announced on April 20, 2009, including, among other things—
These Q&As are not designed or intended to provide employees with investment, tax or other advice relevant to any investment decision they may make in connection with the Exchange Offer—Employees who hold Class A common stock should consult their own attorneys, financial advisors or tax advisors as to legal, financial or tax advice with respect to their participation in the Exchange Offer and carefully review the Offer to Exchange documents.

•	The liquidation preference for the new preferred stock changed to $3.71 per share from $3.74 per share in the April proposal;

•	the dividend rate increased from 12.5% in the April proposal to 12.75% in the Exchange Offer;

•	In the Exchange Offer, if Revlon does not engage in one of certain change of control transactions within two years after completion of the Exchange Offer, holders of the preferred stock would have the right to receive a special cash dividend of $1.50 per share, compared to $1.00 in the proposal; and

•	In the Exchange Offer, each stockholder who exchanges shares of Class A common stock for preferred stock will have a one-time opportunity, exercisable not earlier than six weeks nor later than two weeks prior to the second anniversary of the issuance of the preferred stock, to convert his or her into a new series of preferred stock in exchange for giving up the right to receive the $1.50 per share special cash dividend; the effect of this conversion would be to extend from the second anniversary of the issuance of the preferred stock until the third anniversary of such issuance the preferred stockholder’s right to receive the change of control payment described above (but during such third year capped at $12.50 per share instead of $12.00 per share (in each case, including the liquidation preference and any dividends over the term of the preferred stock)). The terms of the new preferred stock will in all other respects be the same.

5.	QUESTION: When will the Exchange Offer happen? ANSWER:
•	Completion of the Exchange Offer and the related transactions is subject to various conditions, including that at least a majority of the Class A common stock not beneficially owned by MacAndrews & Forbes and its affiliates be tendered by Revlon’s stockholders (other than MacAndrews & Forbes and its affiliates).

•	The Exchange Offer will expire at 5:00 p.m., New York City time, on September 10, 2009, unless terminated or extended by Revlon.

6.	QUESTION: Who is the Exchange Offer being made to and am I required to tender my shares of Revlon Class A Common Stock? ANSWER:
•	The Exchange Offer is voluntary and is being made available to all holders of Revlon Class A common stock.

•	The decision of any stockholder regarding whether or not to exchange his, her or its shares of Class A Common Stock is a personal investment decision based on that
These Q&As are not designed or intended to provide employees with investment, tax or other advice relevant to any investment decision they may make in connection with the Exchange Offer—Employees who hold Class A common stock should consult their own attorneys, financial advisors or tax advisors as to legal, financial or tax advice with respect to their participation in the Exchange Offer and carefully review the Offer to Exchange documents.

stockholder’s particular circumstances and must be made according to that stockholder’s evaluation of its own best interests after consideration of all of the information in the Offer to Exchange, including, without limitation, the information incorporated into the Offer to Exchange by reference. Each stockholder is also urged to consult with its own legal, financial and tax advisors regarding the Exchange Offer.

7.	QUESTION: What are the terms of the preferred stock? ANSWER:
•	Each share of the preferred stock to be issued in the Exchange Offer would have a liquidation preference of $3.71, would be entitled to receive a 12.75% annual dividend payable quarterly in cash and would be mandatorily redeemable for cash four years from issuance.

•	In addition, if Revlon does not engage in a change of control transaction within two years after completion of the Exchange Offer, holders of the preferred stock would have the right to receive a special cash dividend of $1.50 per share.

•	Accordingly, each share of preferred stock would be entitled to cash payments of approximately $7.10 over the four-year term of the preferred stock, through the payment of 12.75% annual dividends in cash (equal to approximately $0.11 per share quarterly), the special cash dividend of $1.50 per share after two years, and a $3.71 per share liquidation preference at maturity, assuming there is not a change of control of Revlon during that period.

•	If Revlon engages in certain change of control transactions within two years after completion of the Exchange Offer, the holders of the preferred stock would have the right to receive a special cash dividend, capped at an amount that would provide holders of the preferred stock with aggregate cash payments of up to $12.00 per share (including the liquidation preference and any dividends).

•	In addition, each stockholder who exchanges shares of Class A common stock for preferred stock will have a one-time opportunity, exercisable not earlier than six weeks nor later than two weeks prior to the second anniversary of the issuance of the preferred stock, to convert his or her shares of preferred stock into a new series of preferred stock in exchange for giving up the right to receive the $1.50 per share special cash dividend; the effect of this conversion would be to extend from the second anniversary of the issuance of the preferred stock until the third anniversary of such issuance the preferred stockholder’s right to receive the change of control payment described above (but during such third year capped at $12.50 per share instead of $12.00 per share (in each case, including the liquidation preference and any dividends over the term of the preferred stock)). The terms of the new preferred stock will in all other respects be the same.
These Q&As are not designed or intended to provide employees with investment, tax or other advice relevant to any investment decision they may make in connection with the Exchange Offer—Employees who hold Class A common stock should consult their own attorneys, financial advisors or tax advisors as to legal, financial or tax advice with respect to their participation in the Exchange Offer and carefully review the Offer to Exchange documents.

•	Each share of preferred stock would have the same voting rights as a share of Class A common stock, except with respect to certain mergers.

8.	QUESTION: I hold shares of vested and unvested restricted Class A common stock in connection with awards under the Revlon, Inc. Third Amended and Restated Stock Plan. Can I tender those shares into the exchange offer?

ANSWER:
•	Vested shares of Revlon Class A common stock awarded under the Stock Plan may be tendered.

•	Unvested shares will be unaffected in that they may not be tendered and will continue to vest in accordance with their terms, and when vested, shares of Class A common stock will be issued.

•	During the four years following the completion of the Exchange Offer, Revlon will use its reasonable best efforts to maintain the listing of our Class A common stock on the NYSE; if our Class A common stock is de-listed from the NYSE, Revlon will use its reasonable best efforts to have our Class A common stock listed on another national securities exchange; and, in the event Revlon is unable using its reasonable best efforts to cause the Class A common stock to be listed on another national securities exchange after it is de-listed from the NYSE, Revlon will use its reasonable best efforts to cause a market to be made for the Class A common stock. Revlon will not seek to continue such listing or cause a market to be made if MacAndrews & Forbes holds 90% of Revlon’s Class A common stock as a result of the Exchange Offer and completes a short-form merger.

9.	QUESTION: If I do not tender my shares of Revlon Class A common stock into the Exchange Offer, what will happen? ANSWER:
•	If you do not tender your shares of Class A common stock in the Exchange Offer, you will continue to hold such shares (unless MacAndrews & Forbes holds 90% of Revlon’s Class A common stock as a result of the Exchange Offer and completes a short-form merger).

•	During the four years following the completion of the Exchange Offer, Revlon will use its reasonable best efforts to maintain the listing of our Class A common stock on the NYSE; if our Class A common stock is de-listed from the NYSE, Revlon will use its reasonable best efforts to have our Class A common stock listed on another national securities exchange; and, in the event Revlon is unable using its reasonable best efforts to cause the Class A common stock to be listed on another national securities exchange after it is de-listed from the NYSE, Revlon will use its reasonable best efforts to cause a
These Q&As are not designed or intended to provide employees with investment, tax or other advice relevant to any investment decision they may make in connection with the Exchange Offer—Employees who hold Class A common stock should consult their own attorneys, financial advisors or tax advisors as to legal, financial or tax advice with respect to their participation in the Exchange Offer and carefully review the Offer to Exchange documents.

market to be made for the Class A common stock. Revlon will not seek to continue such listing or cause a market to be made if MacAndrews & Forbes holds 90% of Revlon’s Class A common stock as a result of the Exchange Offer and completes a short-form merger.

10.	QUESTION: Does the Company recommend that I tender my shares of Revlon Class A Common Stock in the Exchange Offer? ANSWER:
•	Neither the Company’s management nor its Board of Directors is making any recommendation to employees as to that determination.

•	The Exchange Offer is voluntary and is being made available to all holders of Revlon Class A common stock.

•	The decision of any stockholder regarding whether or not to exchange his, her or its shares of Class A Common Stock is a personal investment decision based on that stockholder’s particular circumstances and must be made according to that stockholder’s evaluation of its own best interests after consideration of all of the information in the Offer to Exchange, including, without limitation, the information incorporated into the Offer to Exchange by reference. Each stockholder is also urged to consult with its own legal, financial and tax advisors regarding the Exchange Offer.

•	The Company is not providing employees with investment, tax or other advice relevant to any investment decision they may make in connection with determining whether and the extent to which they may participate in the Exchange Offer, nor are these Q&A discussions a solicitation of employees with respect to participation in the Exchange Offer.

•	It is up to individual stockholders to make their own investment decisions; you should refer to the Exchange Offer documents, including, without limitation, the risk factors therein as to the Class A common stock and the preferred stock; and you should consult your own attorneys, financial advisors or tax advisors as to legal, financial or tax advice with respect to your participation in the Exchange Offer.

11.	QUESTION: Do Revlon’s directors and executive officers intend to tender their shares of Revlon Class A common stock in the Exchange Offer?

ANSWER: All of our Directors and executive officers who own shares of Class A common stock (other than Mr. Ronald O. Perelman) owning in the aggregate 298,297 shares of Class A common stock have advised us that they intend to tender all such shares of Class A common stock in the Exchange Offer. The Company has also been advised that Mr. Perelman will not tender any shares of Class A common stock beneficially owned by him or MacAndrews & Forbes, as he and MacAndrews & Forbes are participating in the Exchange Offer transaction by other means.
These Q&As are not designed or intended to provide employees with investment, tax or other advice relevant to any investment decision they may make in connection with the Exchange Offer—Employees who hold Class A common stock should consult their own attorneys, financial advisors or tax advisors as to legal, financial or tax advice with respect to their participation in the Exchange Offer and carefully review the Offer to Exchange documents.

MacAndrews & Forbes will enter into the Senior Subordinated Term Loan Amendment, amending the Senior Subordinated Term Loan between MacAndrews & Forbes and RCPC to extend the maturity date from August 1, 2010 to the fourth anniversary of the consummation of the Exchange Offer and to change the annual interest rate from 11% to 12.75% and contribute to Revlon $3.71 of the aggregate outstanding principal amount of the Senior Subordinated Term Loan for each share of Class A common stock tendered for exchange in the Exchange Offer, and not withdrawn, up to a maximum contribution of $75 million of the aggregate outstanding principal amount of the Senior Subordinated Term Loan, and Revlon will issue to MacAndrews & Forbes one share of Class A common stock for each share of Class A common stock tendered for exchange, and not withdrawn, in the Exchange Offer.

12.	QUESTION: Rather than participating in the Exchange Offer, if I do not want to continue to hold my shares of Revlon Class A common stock, can I sell them?
•	ANSWER: Yes, subject to the trading restrictions under the Securities Trading Policy.

13.	QUESTION: If I participate in the Exchange Offer, will I be able to sell my shares of preferred stock? ANSWER:
•	Revlon does not intend to list the preferred stock on any securities exchange, and there can be no assurance that a robust trading market will develop.

•	The preferred stock issued in the Exchange Offer will generally be freely transferable under U.S. federal securities laws.

14.	QUESTION: If I want to exchange my shares of Revlon Class A common stock for shares of preferred stock, how would I do that? ANSWER:
•	You should first and foremost carefully review the Exchange Offer materials.

•	Holders of Revlon Class A common stock who wish to exchange their shares for preferred stock in the Exchange Offer should follow the instructions that will be provided to them by their broker or nominee.

•	Information for beneficial holders of Revlon Class A common stock will be mailed to Revlon stockholders by their brokers.

•	Registered holders of Revlon Class A common stock who wish to exchange their shares for preferred stock in the Exchange Offer should follow the instructions included in the
These Q&As are not designed or intended to provide employees with investment, tax or other advice relevant to any investment decision they may make in connection with the Exchange Offer—Employees who hold Class A common stock should consult their own attorneys, financial advisors or tax advisors as to legal, financial or tax advice with respect to their participation in the Exchange Offer and carefully review the Offer to Exchange documents.

letter of transmittal that is being mailed to Revlon stockholders upon commencement of the Exchange Offer.

•	Holders of Class A common stock may contact D.F. King & Co., Inc., the information agent for the Exchange Offer, toll-free at (800) 949-2583, with any questions.

15.	QUESTION: If the 401(k) Plan holds shares of Revlon Class A common stock for my account, can I tender those shares into the Exchange Offer and, if so, how would I do that? ANSWER:
•	The Exchange Offer will be made available to the 401(k) Plan and you will receive a Trustee Direction Form from Fidelity, the 401(k) Plan trustee.

•	As required by applicable law, Fidelity, as the 401(k) Plan trustee, will disregard plan participant instructions if it determines that following them would result in a non-exempt prohibited transaction under the provisions of ERISA.
These Q&As are not designed or intended to provide employees with investment, tax or other advice relevant to any investment decision they may make in connection with the Exchange Offer—Employees who hold Class A common stock should consult their own attorneys, financial advisors or tax advisors as to legal, financial or tax advice with respect to their participation in the Exchange Offer and carefully review the Offer to Exchange documents.